Exhibit Number	Description

1.1	Amended and Restated By-Laws (Estatutos) of BBVA Banco Francés S.A.

1.2	English translation of the Amended and Restated By-Laws (Estatutos) of BBVA Banco Francés S.A.

8.1	Subsidiaries of the Company

12.1	Section 302 Certification of Chief Executive Officer

12.2	Section 302 Certification of Chief Financial Officer

13.1	Section 906 Certification by CEO and CFO pursuant to Section 1350, as adapted pursuant to Section 906 of the Sarbanes – Oxley Act of 2002

Amended and Restated By-Laws (Estatutos) of BBVA Banco Francés S.A.	Exhibit 1.1

“CAPITULO I - Denominación - Duración y Objeto - ARTÍCULO 1º: Denominación y domicilio: Bajo la denominación "BBVA BANCO FRANCES S.A.", continuará funcionando la sociedad anónima que se constituyera bajo el nombre "Banco Francés S.A.". La sociedad tiene su domicilio legal en la jurisdicción de la ciudad de Buenos Aires, y domicilios especiales en las filiales existentes o que se establezcan en el futuro, tanto en la República Argentina como en el extranjero, de acuerdo con la legislación vigente para entidades financieras.”. ARTÍCULO 2º: Duración: El término de duración de la sociedad es hasta el 31 de Diciembre del año 2080. Este plazo puede ser prorrogado por la Asamblea extraordinaria de Accionistas. ARTICULO 3º: Objeto: El "BBVA Banco Francés S. A." es una sociedad anónima que, con ajuste a la legislación vigente para entidades financieras, tiene por objeto realizar, dentro o fuera del país, las operaciones propias de un banco comercial, actuando en la intermediación entre la demanda y la oferta pública de recursos financieros.- Son operaciones autorizadas: a) Recibir depósitos a la vista y a plazos; b) Conceder créditos a corto plazo de pago íntegro y otros amortizables; c) Descontar, comprar y vender letras, pagarés, prendas, cheques, giros y otros documentos negociables; d) Otorgar avales, fianzas u otras garantías; aceptar letras, giros y otras libranzas transferir fondos y emitir y aceptar cartas de crédito; e) Otorgar anticipos sobre créditos provenientes de ventas, adquirirlos, asumir sus riesgos, gestionar su cobro y prestar asistencia técnica y administrativa; f) Realizar inversiones en títulos públicos; g) Efectuar inversiones de carácter transitorio en colocaciones fácilmente liquidables; h) Realizar inversiones en nuevas emisiones de acciones u obligaciones, conforme a la reglamentación que se establezca; i) Recibir valores en custodia y prestar otros servicios afines a su actividad; j) Gestionar por cuenta ajena la compra y venta de valores mobiliarios y actuar como agente pagador de dividendos, amortizaciones, e intereses, como así también operar como agente de mercado abierto de títulos valores; k) Realizar operaciones en moneda extranjera; l) Cumplir mandatos y comisiones conexos con sus operaciones; m) Recibir depósitos de participación en préstamos hipotecarios y en cuentas especiales; n) Emitir obligaciones hipotecarias; o) Conceder créditos para la adquisición, construcción, ampliación, reforma, refacción y conservación de inmuebles urbanos o rurales y la sustitución de gravámenes hipotecarios constituidos con igual destino; p) Obtener créditos del exterior y actuar como intermediarios de créditos obtenidos en moneda nacional o extranjera; q) Emitir obligaciones negociables, r) Realizar todas las operaciones activas, pasivas y de servicios que no le sean prohibidas por la Ley de Entidades Financieras y s) Actuar e inscribirse en el registro de la Comisión Nacional de Valores como Agente de Administración de Productos de Inversión Colectiva, Agente de Custodia de Productos de Inversión Colectiva, Agente de Negociación, Agente de Liquidación y Compensación, Agente Productor, Agente Asesor del Mercado de Capitales, Agente de Corretaje de Valores Negociables y/o Agentes de Custodia, Registro y Pago, de acuerdo con las compatibilidades que establezca la Comisión Nacional de Valores y previo cumplimiento de los requisitos y exigencias que fije dicho organismo. A tal fin la sociedad tiene plena capacidad jurídica para adquirir derechos, contraer obligaciones y ejercer los actos que no sean prohibidos por las leyes o por éste estatuto. CAPITULO II - Capital Social - Acciones - ARTICULO 4º: Capital Social: El capital social -así como su evolución durante los tres últimos ejercicios sociales- figurará en los estados contables, según lo establecen las normas de aplicación. Podrá estar representado por acciones ordinarias, al portador o nominativas, endosables o no, cartulares o escriturales, conforme lo prescriban las disposiciones vigentes, de $ 1 (un peso) valor nominal cada una y con derecho a un voto por acción. ARTÍCULO 5º: Aumento de capital: El capital social puede ser aumentado por decisión de la Asamblea Ordinaria en las condiciones del artículo 188, segunda parte, de la Ley de Sociedades Comerciales, ya sea mediante la emisión de acciones ordinarias, de acciones preferidas y/o de acciones de participación. Las preferidas tendrán derechos a un dividendo de pago preferente, de carácter acumulativo o no, conforme a las condiciones de su emisión. Podrá también fijárseles una participación adicional en las ganancias líquidas y realizadas; reconocérseles o no la prelación en el reembolso del capital en la liquidación social, y carecen de voto salvo lo dispuesto en el artículo 217 de la Ley de Sociedades

Comerciales. Las acciones de participación carecen de voto y tendrán una preferencia patrimonial sobre las acciones ordinarias, consistente en una antelación para el reintegro de su valor nominal en caso de liquidación. La Asamblea que resuelva el aumento debe establecer las características de las acciones a emitirse, así como también fijará las demás condiciones de colocación y plazos de integración. Las nuevas acciones sólo podrán emitirse cuando las anteriores hayan sido suscriptas.- ARTÍCULO 6º: Suscripción de Acciones: Las acciones ordinarias otorgan a sus titulares derecho preferente a la suscripción de nuevas acciones en proporción a las que posean, respecto del capital social. También otorgan el derecho de acrecer en proporción a las acciones que hayan suscripto en cada oportunidad. El ofrecimiento, plazo y condiciones de ejercicio del derecho de opción se rige por lo dispuesto en el artículo 194 de la Ley de Sociedades Comerciales. ARTÍCULO 7º: Mora en la integración: La mora en la integración de las acciones suscriptas se producirá por el mero vencimiento del plazo y a falta de éste, el aporte será exigible desde la fecha de inscripción del aumento. El accionista no podrá ejercer los derechos inherentes a sus acciones en mora. En este supuesto, el Directorio queda facultado para disponer la venta del certificado provisional por medio de agente de bolsa. Si la venta no fuera posible o conveniente, a juicio del Directorio, éste podrá disponer la caducidad del certificado del suscriptor moroso, previa intimación a integrar en un término no mayor de diez días corridos, con perdidas de las sumas abonadas.- ARTÍCULO 8º: Acciones con derecho a voto. Su transmisión: Las acciones con derecho a voto serán nominativas -endosables o no- o escriturales. La transmisión de las acciones nominativas o escriturales y de los derechos reales que las graven, debe notificarse por escrito a la sociedad o entidad que lleve el registro e inscribirse en el libro o cuenta pertinente. Surte efectos contra la sociedad y terceros desde su inscripción. ARTÍCULO 9º: Acciones. Formalidades. Menciones: Las acciones y los certificados provisionales que se emitan, contendrán las formalidades y menciones del Art. 211 de la Ley Nº 19.550. Se pueden emitir títulos representativos de más de una acción. Los títulos y las acciones que representen serán numerados en forma correlativa y deberán ser suscriptos por un Director y un Síndico, con firma autógrafa, que podrá reemplazarse por facsímil, conforme lo dispone el art. 212 de la Ley de Sociedades Comerciales y sus normas complementarias. CAPÍTULO III - Administración y Representación. ARTÍCULO 10º: La Administración de la Sociedad está a cargo de un Directorio compuesto por un mínimo de tres y un máximo de nueve miembros, según lo establezca la Asamblea General Ordinaria de Accionistas en cada oportunidad. Los Directores Titulares (excepto en el caso consignado más adelante) son designados por un plazo de tres ejercicios y se renovarán por tercios (o fracción no inferior a tres) cada vez. La Asamblea podrá designar también igual o menor número de Directores Suplentes. Los Directores Suplentes también son designados por un plazo de tres ejercicios, aplicándose las mismas reglas que para los Titulares. Los Directores, tanto Titulares como Suplentes, pueden ser reelectos en forma indefinida. Los Directores permanecerán en sus cargos hasta la elección de sus reemplazantes. En caso de que el Directorio no tuviera quórum con los Directores Titulares, cualquiera sea la causa, podrán actuar como Directores Titulares los Directores Suplentes, sin necesidad de resolución alguna del Directorio. En caso de cese definitivo de un Director Titular, el Director Suplente que lo reemplace permanecerá en funciones hasta la próxima Asamblea Ordinaria, que deberá decidir si ratifica al Director Suplente para completar el período del Director Titular cesante, o si, a tal fin, designa a otro Director Titular cuyo mandato coincidirá con el plazo pendiente del Director Titular cesante. En caso de vacancia del Directorio, la Comisión Fiscalizadora nombrará los Directores necesarios para el funcionamiento del órgano. El Directorio tendrá la facultad de designar a un Gerente General, Director o no, el cual podrá adoptar la denominación de "Gerente General" y/o "Presidente Ejecutivo" indistintamente, en quien puede delegar las funciones ejecutivas de la administración conforme a lo establecido en el artículo 270 de la Ley 19.550 de Sociedades Comerciales. Disposición Transitoria: A fin de dar cumplimiento con los requisitos de renovación de vacantes del Directorio establecidos en este Artículo, en la Asamblea General Ordinaria a celebrarse durante el año 2013, en la que deberá considerarse la renovación del mandato o la designación de reemplazantes de tres Directores Titulares, cuyo mandato expira el 31 de diciembre de 2012 (o, en su caso, de sus eventuales reemplazantes en caso de que cesaran definitivamente en su cargo antes de expirar el plazo de su designación), se podrá por única vez renovar los mandatos y/o designar a los reemplazantes por un plazo inferior a tres ejercicios (en lugar del plazo de tres ejercicios establecidos en este Artículo). Asimismo, en las Asambleas en las que se decidiera ampliar el número de Directores Titulares en un número inferior a tres, al solo efecto de cumplir con las disposiciones de este Artículo, se podrá por única vez determinar que el mandato de dichos Directores, sea por un plazo inferior a tres ejercicios, de manera que el primer vencimiento de sus respectivos mandatos coincida con el vencimiento más próximo de otros integrantes del Directorio, excepto cuando en la misma asamblea corresponda considerar la renovación del mandato o el reemplazo de directores cuyo mandato haya expirado y la cantidad de vacantes a cubrir por dicha circunstancia, sumada a la cantidad de nuevos miembros del directorio, fuera igual o superior a tres. ARTICULO 11º: Directores. Garantía: En garantía del desempeño de su cargo, los Directores deberán caucionar a favor de la sociedad, por el término de su mandato, bonos o títulos públicos, o sumas de dinero en moneda extranjera, o fianzas o avales bancarios o seguros de caución o de responsabilidad civil, por valor de $10.000 (diez mil pesos) como mínimo. También deberán constituir domicilio especial en la República. ARTÍCULO 12º: Autoridades del Directorio: Los Directores, en su primera sesión, deben designar un Presidente, un Vicepresidente primero y un Vicepresidente segundo, el Vicepresidente primero o el Vicepresidente segundo reemplazarán al presidente en caso de renuncia ausencia o impedimento. Sin perjuicio de lo anterior el Vicepresidente segundo reemplazará al Presidente en caso de renuncia, ausencia o impedimento del Vicepresidente primero. ARTÍCULO 13º: Reuniones del directorio: El Directorio sesionará por lo menos una vez al mes con la presencia no inferior a la mayoría absoluta de sus miembros y resuelve por mayoría de votos presentes, teniendo el Presidente o quien lo reemplace, doble voto en caso de empate. Sin perjuicio de las reuniones ordinarias mensuales, cualquier miembro del Directorio podrá requerir una reunión extraordinaria, en cuyo caso el Presidente efectuará la correspondiente convocatoria, fijando la reunión dentro del quinto día de recibido el pedido. En su defecto podrá convocarla cualquiera de los Directores. La convocatoria deberá indicar los temas a tratar. Las resoluciones se harán constar en un libro de actas que suscribirán los Directores y Síndicos presentes. REUNIONES A DISTANCIA. El Directorio podrá funcionar con los miembros presentes o comunicados entre sí mediante videoteleconferencia o por cualquier otro medio de transmisión simultánea de sonido o imágenes. A los efectos de la determinación del quórum se computarán los directores presentes y los que participen a distancia a través de los medios tecnológicos antes especificados, pudiendo encontrarse los mismos en cualquier lugar dentro o fuera del país. El acta de la reunión en la que hayan participado directores a distancia será confeccionada y firmada dentro de los cinco días de celebrada, por los directores presentes y por el representante de la Comisión Fiscalizadora. Los directores que hayan participado a distancia podrán firmar el acta, sin que la omisión de hacerlo afecte la validez de la reunión y de las resoluciones adoptadas en ella. El acta consignará las manifestaciones de los directores presentes y de los que hayan participado a distancia, así como sus votos con relación a cada resolución adoptada. La Comisión Fiscalizadora, a través de su representante en la reunión de directorio, deberá dejar constancia en el acta de los nombres de los directores que hayan participado a distancia y de la regularidad de las decisiones adoptadas. ARTÍCULO 14º: Representación de los directores: Si existiese el quórum requerido por el artículo anterior, los directores ausentes pueden hacerse representar, al solo efecto de la emisión del voto, por otro director, otorgándole carta-poder especial. Su responsabilidad será la de los directores presentes. ARTÍCULO 15º: Facultades del Directorio: El directorio está investido de las más amplias facultades para la administración de la sociedad y disposición de los bienes sociales, incluso aquellas para las cuales la ley requiere poderes especiales conforme al artículo 1881 del Código Civil y artículo 9º del Decreto-Ley 5965/63. Puede en consecuencia, celebrar en nombre de la sociedad, actos jurídicos que tiendan al cumplimiento del objeto social, entre ellos, siendo la siguiente enumeración enunciativa y no limitativa: a) Ejercer la dirección y administración de la sociedad; b) Ejercer la representación legal de la sociedad por intermedio de su Presidente o de sus sustitutos; c) Nombrar y remover gerentes, subgerentes y resolver todo lo pertinente al personal y régimen administrativo, dictando las normas y reglamentos que considere pertinentes; d) Resolver la apertura o cierre de filiales, o cualquier otro tipo de representación en el país o en el extranjero; e) Conferir poderes especiales o generales, con o sin cláusula de sustitución y revocarlos; f) Representar a la sociedad en asuntos litigiosos, con facultad de transigir, comprometer en árbitros y renunciar al derecho de apelar; g) Vender, comprar, permutar bienes muebles e inmuebles, celebrar contratos de locación, cobrar y percibir todo lo que se adeude a la sociedad; h) Efectuar operaciones con el Banco Central de la República Argentina, Banco de la Nación Argentina; Banco Nacional de Desarrollo, Banco Hipotecario Nacional; Banco de la Provincia de Buenos Aires, y cualquier otra entidad financiera oficial o privada, nacional o extranjera; i) Aceptar mandatos, representaciones y comisiones; j) Otorgar avales, fianzas y garantías, k) Convocar a Asambleas generales ordinarias y extraordinarias en los casos previstos por la legislación vigente; l) Presentar anualmente a la Asamblea Ordinaria los estados contables de ejercicio y toda otra medida relativa a su gestión. ARTÍCULO 16º: Representación legal: La representación legal de la sociedad corresponde al Presidente del Directorio o, en caso de renuncia, ausencia o impedimento de éste, al Vicepresidente primero o al Vicepresidente segundo o a dos Directores designados por el Directorio. para absolver posiciones en juicio, el Directorio puede designar a uno o más apoderados para que invistan esa representación legal. ARTÍCULO 17º: Remuneración del Directorio: Anualmente el Directorio percibirá la remuneración que sea fijada por la Asamblea de accionistas, con las limitaciones establecidas por el art. 261 de la Ley de Sociedades Comerciales. ARTÍCULO 18º: Comisiones especiales o funciones técnico administrativas: Cuando el ejercicio de comisiones especiales o de funciones técnico-administrativas por parte de uno o más Directores frente a lo reducido o inexistencia de ganancias imponga la necesidad de exceder los límites del artículo 261 de la Ley de Sociedades Comerciales, sólo podrán hacerse efectivas tales remuneraciones en exceso si fuesen expresamente acordadas por la asamblea de accionistas, a cuyo efecto deberá incluirse el asunto como uno de los puntos del orden del día. CAPÍTULO IV: Fiscalización. ARTÍCULO 19º: Comisión Fiscalizadora: La fiscalización de la sociedad está a cargo de tres síndicos titulares, designados anualmente por la Asamblea General Ordinaria, la cual debe también elegir igual número de suplentes por el mismo término. La Asamblea fija la remuneración de los miembros de la Comisión Fiscalizadora. ARTÍCULO 20º: Atribuciones y deberes: Son atribuciones y deberes de los miembros de la Comisión Fiscalizadora los determinados en la Ley de Sociedades Comerciales, y específicamente: 1) Fiscalizar la administración de la sociedad, a cuyo efecto examinará los libros y documentación siempre que lo juzgue conveniente, y por lo menos una vez cada tres meses; 2) Verificar en igual forma y periodicidad las disponibilidades y títulos valores, así como las obligaciones y su cumplimiento; igualmente puede solicitar la confección de balances de comprobación; 3) Asistir con voz, pero sin voto, a las reuniones del Directorio y de la Asamblea, a todas las cuales debe ser citado; 4) Controlar la constitución y subsistencia de la garantía de los Directores y recabar las medidas necesarias para corregir cualquier irregularidad; 5) Presentar a la Asamblea ordinaria un informe escrito y fundado sobre la situación económica y financiera de la sociedad, dictaminado sobre la memoria, inventario, balance y estado de resultados; 6) Suministrar a accionistas que representen no menos del dos por ciento del capital, en cualquier momento que éstos se lo requieran por escrito, información sobre las materias que son de su competencia; 7) Convocar a Asamblea Extraordinaria, cuando lo juzgue necesario, y a Asamblea Ordinaria o a Asambleas especiales, cuando omitiera hacerlo el Directorio; 8) Hacer incluir en el orden del día de la Asamblea, los puntos que considere procedentes; 9) Vigilar que los órganos sociales den debido cumplimiento a la ley, estatuto, reglamento y decisiones asamblearias; 10) Fiscalizar la liquidación de la sociedad; 11) Investigar las denuncias que le formulen por escrito accionistas que representen no menos del dos por ciento del capital, mencionarlas en informe verbal a la Asamblea y efectuar acerca de ellas las consideraciones y proposiciones que corresponda. Convocar de inmediato a Asamblea para que resuelva al respecto, cuando la situación investigada no reciba del Directorio el tratamiento que conceptúe adecuado y juzgue necesario actuar con urgencia. Los derechos de información e investigación administrativa pueden ejercerse individualmente por cada uno de los miembros de la Comisión Fiscalizadora. ARTÍCULO 21º: Reuniones y resoluciones: La Comisión Fiscalizadora sesionará en forma ordinaria al menos una vez por trimestre y además en forma extraordinaria, a requerimiento de cualquiera de sus miembros, o por pedido expreso del Directorio. Sesionará y adoptará sus resoluciones, con la presencia y el voto favorable de por lo menos dos de sus miembros. Las resoluciones se harán constar en un libro de actas que se llevará al efecto.- CAPÍTULO V - Asambleas. ARTÍCULO 22º: Convocatoria: Las Asambleas Ordinarias y Extraordinarias serán convocadas por el Directorio o por la Comisión Fiscalizadora en los casos previstos por la Ley o cuando lo juzguen necesario o, finalmente, cuando sean requeridas por accionistas que representen por lo menos el cinco por ciento del capital social, conforme lo establece el art. 236 de la Ley de Sociedades Comerciales. ARTÍCULO 23º: Publicaciones: Las Asambleas serán convocadas por publicaciones durante cinco días, con diez de anticipación por lo menos, y no más de treinta, en el diario de publicaciones legales y en uno de los diarios de mayor circulación general en la República. Deberá mencionarse el carácter de la Asamblea, fecha, hora y lugar de reunión, órden del día y los recaudos especiales exigidos por el estatuto para la concurrencia de los accionistas. ARTÍCULO 24º: Segunda convocatoria: La Asamblea ordinaria en segunda convocatoria por haber fracasado la primera, podrá celebrarse el mismo día con un intervalo no inferior a una hora de la fijada para la primera, conforme lo autoriza el artículo número 237, segunda parte, de la Ley de Sociedades Comerciales. La Asamblea Extraordinaria en segunda convocatoria por haber fracasado la primera, deberá celebrarse dentro de los 30 días siguientes y las publicaciones se efectuarán por tres días, con ocho de anticipación como mínimo. ARTÍCULO 25º: Asistencia y Representación: Para tener derecho de asistir y votar en las Asambleas, los accionistas deben depositar en la sociedad, según sea el caso, sus acciones o un certificado de depósito o constancia de las cuentas de acciones escriturales librado al efecto por un banco, Caja de Valores u otra institución autorizada, para su inscripción en el libro de asistencia, con no menos de tres (3) días hábiles de anticipación a la fecha fijada para la celebración de la Asamblea. Los titulares de acciones nominativas o escriturales cuyo registro sea llevado por la sociedad bastará con que cursen comunicación a la sociedad para que se los inscriba en el libro de asistencia con no menos de tres (3) días hábiles de antelación al de la fecha fijada para la celebración de la Asamblea. La sociedad les entregará los comprobantes que servirán para la admisión a la Asamblea. El accionista tiene derecho a hacerse representar en la asamblea mediante el otorgamiento de un mandato en instrumento público o privado. En este último caso, la firma del mandante debe encontrarse certificada en forma judicial, notarial o bancaria. No pueden ser mandatarios los Directores, Síndicos, Gerentes y demás empleados de la sociedad. ARTÍCULO 26º: Quórum y decisiones: Las Asambleas serán presididas por el Presidente del Directorio o su reemplazante, y en su defecto, por la persona que designe la Asamblea a tal efecto. La constitución de la Asamblea Ordinaria en primera convocatoria, requiere la presencia de accionistas que representen la mayoría de las acciones con derecho a voto. En la segunda convocatoria, la Asamblea se considerará constituida cualquiera sea el número de las acciones presentes. La Asamblea Extraordinaria se reúne en primera convocatoria con la presencia de accionistas que representen el sesenta por ciento de las acciones con derecho a voto. En la segunda convocatoria se requiere la concurrencia de accionistas que representen el treinta por ciento de las acciones con derecho a voto. En todos los casos, las resoluciones serán tomadas por mayoría absoluta de los votos presentes que puedan emitirse en la respectiva decisión. ARTÍCULO 27º: Cuarto intermedio: Las Asambleas podrán pasar a cuarto intermedio por una vez, debiendo reanudarse la sesión dentro de los treinta días siguientes, sin necesidad de nueva convocatoria. Sólo podrán participar en la segunda reunión los accionistas que cumplieron con lo dispuesto en el artículo 26 del presente, y se confeccionarán actas separadas de cada reunión. ARTÍCULO 28º: Actas de Asamblea: De las deliberaciones de las Asambleas se dejará constancia en acta, que deberá labrarse en libro especial. Todas las actas serán firmadas dentro de los cinco días de finalizada la Asamblea, por el Presidente y por los dos accionistas que la Asamblea designe a tal efecto, debiendo constar un resumen de las manifestaciones vertidas durante la deliberación, las formas de las votaciones y su resultado, con expresión completa de las decisiones.- CAPÍTULO VI - Ejercicio social. ARTÍCULO 29º: Iniciación y cierre: A partir del 1º de enero de 1999, inclusive, el ejercicio social será del primero de enero de cada año al 31 de diciembre de ese mismo año. A esa fecha se confeccionarán los estados contables conforme a las disposiciones en vigencia y normas técnicas en la materia. La Asamblea puede modificar la fecha de cierre del ejercicio, inscribiendo la resolución pertinente en el Registro Público de Comercio y comunicándola a la autoridad de control. Las ganancias realizadas y líquidas se destinan: a) El porcentaje que se determine, conforme a las disposiciones legales vigentes para las entidades financieras, al Fondo de Reserva Legal; b) La cantidad que la Asamblea determine, como remuneración del Directorio y de la Comisión Fiscalizadora; c) A dividendo de las acciones preferidas, debiendo abonarse con prioridad los impagos; d) La cantidad que la Asamblea determine, hasta un máximo del 1%, para Fondo de Auxilio a los empleados o sus familias o para otro destino que tenga relación con el personal y en la forma reglamentada por el Directorio; e) El saldo, en todo o en parte, a participación adicional de las acciones preferidas y a dividendos de las acciones ordinarias, o a fondos de reserva facultativos o de previsión o a cuenta nueva o al destino que determine la Asamblea. Los dividendos deben ser pagados en proporción a las respectivas integraciones, en los plazos establecidos por los organismos de control. Los dividendos en efectivo o en acciones, no retirados ni reclamados dentro de los tres años, contados desde la fecha en que fueron puestos a disposición de los accionistas, caducan automáticamente en favor del Fondo de Reserva Legal. CAPÍTULO VII - Liquidación - ARTÍCULO 30º: En caso de disolución, la sociedad deberá comunicarlo al Banco Central de la República Argentina, a fin de que éste resuelva si se hará cargo de los procedimientos de liquidación. Si la mencionada autoridad de control decidiera no hacerse cargo de dichos procedimientos, la Asamblea designará una Comisión Liquidadora, y establecerá la remuneración de la misma. la Comisión debe efectuar la liquidación, bajo la supervisión de la Comisión Fiscalizadora, de la siguiente manera: dentro de los treinta días de asumido el cargo se confeccionará un inventario y balance del patrimonio social, que se pondrá a disposición de los socios. Asimismo, la Comisión Liquidadora informará a la Comisión Fiscalizadora trimestralmente, sobre el estado de la liquidación. Extinguido el pasivo social, incluidos los gastos de liquidación de la sociedad, los liquidadores -en caso de existir remanente- confeccionarán el balance final y el proyecto de distribución; reembolsarán proporcionalmente las partes del capital y, el excedente se distribuirá en proporción a la participación de cada accionista en el capital social. El balance final y el proyecto de distribución efectuados, se inscribirán en el Registro Público de Comercio.”